PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2013 RESULTS

DALLAS, TEXAS … May 7, 2013 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $21.4 million for the first quarter of 2013 compared to $20.4 million in the same period of 2012.  Operating income relating to continuing operations was $1.4 million in the first quarter of 2013 compared to $1.6 million in the same period of 2012.  Income from continuing operations after tax was $900,000 for each of the first quarters of 2013 and 2012, or $0.07 per diluted share.

Net sales increased in 2013 principally due to higher postal market demand within Security Products and an increase in Marine Components sales due primarily to the success of our efforts to expand into recreational boating and other markets outside of the high performance market.  The decrease in operating income is primarily due to higher self-insured medical expenses in 2013, partially offset by the contribution from the higher sales.

“Our sales growth of 5% in the first quarter over the prior year provides us with a favorable start for the year,” commented David A. Bowers, President & CEO.  “For the quarter, the operating income comparison with the prior year was challenging due to favorable medical expense experienced in the first quarter of 2012.  We are pleased with our first quarter results and remain focused on keeping our cost structure in balance with our sales. Ongoing new product introductions, new customers and expansion of our current customer relationships should help mitigate the uncertainty that is expected to persist in the overall economy for the remainder of the year.”

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, the impact of current or future government regulations, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features, potential difficulties in implementing new manufacturing and accounting software, and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2012	2013

Net sales	$20.4	$21.4
Cost of goods sold	14.4	15.4
Gross profit	6.0	6.0
Selling, general and administrative expense	4.4	4.6
Operating income	1.6	1.4
Other non-operating expense, net	(0.1)	-
Income from continuing operations before taxes	1.5	1.4
Provision for income taxes	0.6	0.5
Income from continuing operations after taxes	0.9	0.9
Discontinued operations, net of tax	0.6	-
Net income	$1.5	$0.9

Net income per diluted common share
Continuing operations	$0.07	$0.07
Discontinued operations	0.05	-
Net income	$0.12	$0.07

Weighted average diluted common
shares outstanding	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
	2012	2013
Assets		(Unaudited)

Current assets:
Cash and equivalents	$63.8	$50.1
Accounts receivable, net	8.5	9.5
Inventories, net	11.2	11.9
Deferred income taxes and other	7.1	5.1
Total current assets	90.6	76.6

Goodwill	23.7	23.7
Net property and equipment	33.7	33.4
Other noncurrent	2.2	0.5

Total assets	$150.2	$134.2

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long term debt	$1.0	$1.0
Accounts payable and accrued liabilities	11.1	7.9
Income taxes	12.2	0.4
Other	0.1	-
Total current liabilities	24.4	9.3

Long-term debt	17.5	17.2
Deferred income taxes	6.2	6.3
Stockholders’ equity	102.1	101.4

Total liabilities and stockholders’ equity	$150.2	$134.2